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                                                                     EXHIBIT 99

FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Jim Simonton
                                                     (614) 870-5014


CORE MATERIALS ANNOUNCES NAME AND STOCK SYMBOL CHANGES

COLUMBUS, Ohio - September 3, 2002 - Core Materials Corporation announced today that it has officially changed its name and trading symbol. The company's new name is Core Molding Technologies, Inc., and its new trading symbol, effective September 3, 2002, is "CMT." Shareholders approved the name change August 28, 2002. The stock will continue to trade on American Stock Exchange. The company also introduced a new logo as part of the change.

          "The company has evolved since its formation in 1996, especially with the addition of our Mexico facility. The new name better reflects who we are today and, more importantly, where we are headed," said James L. Simonton, president and chief executive officer. "We took the opportunity to change our name to correspond to an offer from another company to acquire the rights to use the CME stock symbol. The timing of the offer worked well for us."

         Prior to last year, Core Materials was primarily a compression molder of fiberglass reinforced plastic products. In October 2001, three additional molding processes were added to the portfolio as well as a third strategically located manufacturing site in Mexico.

         "The name Core Molding Technologies defines us as a provider of molding solutions," explained Simonton. "I think it gives our customers and the financial markets a better idea of what we do while also allowing for the potential expansion into other complementary molding processes and technologies. The old name may have implied that we were a supplier of materials when we are primarily a manufacturer of molded products."

         Simonton said the company plans to leverage the new name and symbol through a promotional campaign and investor targeting initiative. "I hope the name change and the related promotional campaign convey our strong optimism about the future," said Simonton. "This is a different company today. We've added a third plant in Matamoros, Mexico. We continue to pursue operational excellence using a combination of Lean Manufacturing and Six Sigma approaches. We've added new customers in auto aftermarket and truck. We've expanded



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beyond compression molding to include spray up, hand lay up and vacuum assisted resin infusion molding processes."

         He added, "We've also delivered two quarters of positive financial results despite the current economic weakness, and we are well positioned for the upturn when it comes."

         Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company's processing capabilities include the compression molding of SMC, vacuum assisted resin infusion molding, spray up and lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including medium- and heavy-duty trucks, automobiles, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, in Gaffney, South Carolina, and in Matamoros, Mexico.

This press release contains certain "forward-looking statements" that involve certain risks and uncertainties. Core Molding Technologies' actual results may differ significantly from those discussed in the forward-looking statements. Factors that may cause such a difference include, but are not limited to: business conditions in the plastics, transportation, recreation and consumer products industries, the general economy, competitive factors, the dependence on a few major customers, the recent efforts of Core Molding Technologies to expand its customer base, new technologies, regulatory requirements, labor relations, the loss of or inability to attract key personnel, the availability of capital, the startup of operations in Mexico, and management's decision to expand its customer base and pursue new products or businesses that involve additional cost, risks or capital expenditures.

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